Exhibit 99.1

FINISH LINE REPORTS SECOND QUARTER COMPARABLE STORE SALES

INDIANAPOLIS- September 6, 2007-The Finish Line, Inc. (NASDAQ:FINL) reported consolidated net sales of $343.0 million for the thirteen weeks ended September 1, 2007 (“2nd quarter” or “Q2”), an increase of 1.3% versus consolidated net sales of $338.6 million for the thirteen weeks ended August 26, 2006. Total Company comparable store net sales for Q2 decreased 4.7 percent.  By concept, Finish Line comparable store net sales decreased 4.8 percent and Man Alive comparable store sales decreased 2.4 percent compared to the same thirteen-week period last year.  The Company expects to report a loss per diluted share in the range of  $(.03) to $(.05) for Q2 as compared to income per diluted share of $.21 reported for Q2 LY.  Included in the loss for Q2 is a pre-tax charge of approximately $14 million ($.18 per diluted share) for the impairment of assets, write down of inventory and certain facility closing costs related to the recently announced closure of the 15 Paiva stores.

The Company did not repurchase any shares of Class A Common Stock during Q2 under the current stock repurchase authorization, which expires December 31, 2007.  As of September 1, 2007, the Company has repurchased 2,584,617 shares (at a total cost of $35.5 million) of the five million shares authorized.

On a year-to-date basis, for the twenty-six weeks ended September 1, 2007, net sales were $631.3 million, an increase of 0.6% versus net sales of $627.7 million reported for the twenty-six week period last year ended August 26, 2006.  Year-to-date comparable store net sales decreased 4.4% as compared to negative 6.8% comparable sales reported for the first half of last year.

The Company expects to report earnings for Q2 on Thursday, September 27th, after the market closes followed by a live conference call on Friday morning, September 28th at 8:30 am ET.

The Company will make available a recorded message covering second quarter net sales by dialing 1-706-645-9291 (Conference ID# = 15473805). This replay will be available for 48 hours beginning approximately 7:00am ET Thursday, September 6th.  After the initial 48-hour period the recording will be available at www.Finishline.com through September 14th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter.  Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: risk that subsequent unanticipated events, including unanticipated costs, may occur in connection with the closure of Paiva; changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 697 Finish Line stores in 47 states and online, 95 Man Alive stores in 19 states and online 15 Paiva stores in 10 states and online.  To learn more about these brands, visit www.finishline.com , www.manalive.com and  www.paiva.com .

Investor Relations:
CONTACT:	Kevin S. Wampler, 317-899-1022, Extension 6914
Executive Vice President – CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, Extension 6827
Corporate Communications Manager
THE FINISH LINE, INC., INDIANAPOLIS